Exhibit 4.9.23

Ambac Assurance Corporation

One State Street Plaza

New York, NY 10004

NOTE GUARANTY INSURANCE POLICY

Policy No: AB0953BE

Effective Date: December 21, 2005

OBLIGATIONS:                                                          Hertz Vehicle Financing LLC

$225,000,000 Series 2005-2 Floating Rate Rental Car Asset Backed Notes, Class A-1

$200,000,000 Series 2005-2 Rental Car Asset Backed Notes, Class A-2

$275,000,000 Series 2005-2 Floating Rate Rental Car Asset Backed Notes, Class A-3

$100,000,000 Series 2005-2 Rental Car Asset Backed Notes, Class A-4

$1,125,000,000 Series 2005-2 Floating Rate Rental Car Asset Backed Notes, Class A-5

$225,000,000 Series 2005-2 Rental Car Asset Backed Notes, Class A-6

Ambac Assurance Corporation (the “Insurer”), in consideration of the payment of the premium and subject to the terms of this Note Guaranty Insurance Policy (this “Policy”), hereby unconditionally and irrevocably guarantees to any Owner that an amount equal to each full and complete Insured Payment will be paid to BNY Midwest Trust Company, or its successor, as trustee for the Owners (the “Trustee”), on behalf of the Owners from the Insurer, for distribution by the Trustee to each Owner of each Owner’s proportionate share of the Insured Payment. The Insurer’s obligations hereunder with respect to a particular Insured Payment shall be discharged to the extent funds equal to the applicable Insured Payment are paid to the Trustee, whether or not such funds are properly applied by the Trustee. Insured Payments shall be made only at the time set forth in this Policy, and no accelerated Insured Payments shall be made regardless of any acceleration of the Obligations (including any early redemption), unless such acceleration is at the sole option of the Insurer. The Insured Payments do not include and this Policy does not insure any distributions of any Class A-1 Controlled Distribution Amounts, Class A-2 Controlled Distribution Amounts, Class A-3 Controlled Distribution Amounts, Class A-4 Controlled Distribution Amounts, Class A-5 Controlled Distribution Amounts or any Class A-6 Controlled Distribution Amounts.

Notwithstanding the foregoing paragraph, this Policy does not cover shortfalls, if any, attributable to the liability of the Issuer or the Trustee for withholding taxes, if any (including interest and penalties in respect of any such liability).

The Insurer will pay any Insured Payment that is a Preference Amount on the Business Day following actual receipt on a Business Day by the Insurer in New York, New York of (i) a certified copy of a final, non appealable order requiring the return of such Preference Amount, (ii) an opinion of counsel satisfactory to the Insurer that such order is final and not subject to appeal, (iii) an assignment in such form as is reasonably required by the Insurer, irrevocably assigning to the Insurer all rights and claims of the Owner relating to or arising under the Obligations against the debtor which made such preference payment or otherwise with respect to such preference payment and (iv) appropriate instruments to effect the appointment of the Insurer as agent for such Owner in any legal proceeding related to such preference payment, such instruments being in a form satisfactory to the Insurer, provided that if such documents are received after 12:00 noon, New York City time, on such Business Day, they will be deemed to be received on the following Business Day; provided, further, that the Insurer shall not be obligated to make any payment in respect of any Preference Amount representing a payment of principal of the Obligations prior to the time the Insurer would have been required to make a payment in respect of such principal pursuant to the first paragraph hereof. Such payments shall be disbursed to the receiver or trustee in bankruptcy named in the final, non appealable order of the court exercising jurisdiction on behalf of the Owner and not to any Owner directly unless such Owner has returned principal or interest paid on the Obligations to such receiver or trustee in bankruptcy, in which case such payment shall be disbursed to such Owner.

The Insurer will pay any other amount payable hereunder no later than 12:00 noon, New York City time, on the later of (a) the Payment Date on which the related Deficit Amount is due and (b) the second Business Day following actual receipt in New York, New York on a Business Day by the Insurer of a Notice (as described below); provided that if such Notice is received after 12:00 noon, New York City time, on such Business Day, it shall be deemed to be received on the following Business Day. If any such Notice received by the Insurer is not in proper form or is otherwise insufficient for the purpose of making claim hereunder, it shall be deemed not to have been received by the Insurer for purposes of this paragraph, and the Insurer shall promptly so advise the Trustee and the Trustee may submit an amended or corrected Notice.

Insured Payments due hereunder, unless otherwise stated herein, will be disbursed by the Insurer to the Trustee on behalf of the Owners by wire transfer of immediately available funds in the amount of the Insured Payment less, in respect of Insured Payments related to Preference Amounts, any amount held by the Trustee for the payment of such Insured Payment and legally available therefor.

Subject to the terms of the Agreement, the Insurer shall be subrogated to the rights of each Owner to receive payments under the Obligations to the extent of any payment by the Insurer under this Policy.

As used herein, the following terms shall have the following meanings:

“Agreement” means the Amended and Restated Base Indenture dated as of December 21, 2005 between Hertz Vehicle Financing LLC and the Trustee, as amended and supplemented by the Series 2005-2 Supplement thereto dated as of December 21, 2005, as in effect on the Series 2005-2 Closing Date and as amended, modified or supplemented from time to time in accordance with its terms.

“Business Day” means any day other than (a) a Saturday or a Sunday or (b) a day on which the Insurer or banking institutions in New York City or in the city in which the corporate trust office of the Trustee under the Agreement is located are authorized or obligated by law or executive order to close.

“Deficit Amount” means (a) with respect to any Payment Date, the sum of (i) the excess, if any, of (A) the Series 2005-2 Adjusted Monthly Interest over (B) the sum of amounts in the Series 2005-2 Accrued Interest Account and the Class A Liquidity Amount as of such Payment Date and (ii) the Insured Principal Deficit Amount in respect of such Payment Date and (b) with respect to the Three-Year Notes Legal Final Payment Date, the Four-Year Notes Legal Final Payment Date or the Five-Year Notes Legal Final Payment Date, as applicable, the Class A-1 Outstanding Principal Amount, the Class A-2 Outstanding Principal Amount, the Class A-3 Outstanding Principal Amount, the Class A-4 Outstanding Principal Amount, the Class A-5 Outstanding Principal Amount or the Class A-6 Outstanding Principal Amount, as applicable, to the extent unpaid on the Three-Year Notes Legal Final Payment Date, the Four-Year Notes Legal Final Payment Date or the Five-Year Notes Legal Final Payment Date, as applicable, after application of all funds available for reduction of principal of the Series 2005-2 Class A Notes on such Payment Date pursuant to the Agreement.

“Insured Payment” means (i) any Deficit Amount and (ii) any Preference Amount.

“Notice” means the telephonic or telegraphic notice, promptly confirmed in writing by telecopy substantially in the form of Exhibit A attached hereto, the original of which is subsequently delivered by registered or certified mail from the Trustee to the Insurer specifying the Insured Payment which shall be due and owing on the applicable Payment Date.

“Owner” means each Class A-1 Noteholder or Class A-2 Noteholder (as defined in the Agreement) who, on the applicable Payment Date, is entitled under the terms of the applicable Obligations to payment thereunder.

“Preference Amount” means any amount previously distributed to an Owner on the Obligations that is recoverable and sought to be recovered as a voidable preference by a trustee in bankruptcy pursuant to the United States Bankruptcy Code (11 U.S.C.), as amended from time to time, in accordance with a final nonappealable order of a court having competent jurisdiction.

“Series 2005-2 Adjusted Monthly Interest” means (a) for the initial Payment Date, (i) $9,761,215.28 and (b) for any other Payment Date, the sum of (i) with respect to the Series 2005-2 Interest Period ending on the day preceding such Payment Date, the sum of (A) an amount equal to the product of (1) the Class A-1 Note Rate for such Series 2005-2 Interest Period and (2) the Class A-1 Outstanding Principal Amount on the first day of such Series 2005-2 Interest Period, after giving effect to any principal payments made on such date, and (3) a fraction, the numerator of which is the number of days in such Series 2005-2 Interest Period and the denominator of which is 360, (B) an amount equal to the product of (1) one-twelfth of the Class A-2 Note Rate and (2) the Class A-2 Outstanding Principal Amount on the first day of such Series 2005-2 Interest Period, after giving effect to any principal payments made on such date, (C) an amount equal to the product of (1) the Class A-3 Note Rate for such Series 2005-2 Interest Period and (2) the Class A-3 Outstanding Principal Amount on the first day of such Series 2005-2 Interest Period, after giving effect to any principal payments made on such date, and (3) a fraction, the numerator of which is the number of days in such Series 2005-2 Interest Period and the denominator of which is 360, (D) an amount equal to the product of (1)

one-twelfth of the Class A-4 Note Rate and (2) the Class A-4 Outstanding Principal Amount on the first day of such Series 2005-2 Interest Period, after giving effect to any principal payments made on such date, (E) an amount equal to the product of (1) the Class A-5 Note Rate for such Series 2005-2 Interest Period and (2) the Class A-5 Outstanding Principal Amount on the first day of such Series 2005-2 Interest Period, after giving effect to any principal payments made on such date, and (3) a fraction, the numerator of which is the number of days in such Series 2005-2 Interest Period and the denominator of which is 360, and (F) an amount equal to the product of (1) one-twelfth of the Class A-6 Note Rate and (2) the Class A-6 Outstanding Principal Amount on the first day of such Series 2005-2 Interest Period, after giving effect to any principal payments made on such date, and (ii) an amount equal to the amount of any unpaid Class A Deficiency Amounts as of the preceding Payment Date (together with any accrued interest on such Class A Deficiency Amounts at the applicable Series 2005-2 Note Rate).

“Series 2005-2 Class A Noteholder” means each registered holder of a Class A-1 Note, Class A-2 Note, Class A-3 Note, Class A-4 Note, Class A-5 Note or Class A-6 Note who, on the applicable Payment Date, is entitled under the terms of such Class A-1 Note, Class A-2 Note, Class A-3 Note, Class A-4 Note Class A-5 or Class A-6 Note to payment thereunder.

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Agreement as of the date of execution of this Policy.

No waiver of any rights or powers of the Insurer, the Owners or the Trustee or consent by any of them shall be valid unless signed by an authorized officer or agent thereof.

Any notice hereunder or service of process on the Insurer may be made at the address listed below or such other address as the Insurer shall specify in writing to the Trustee

The notice address of Ambac Assurance Corporation is One State Street Plaza, New York, New York 10004, Attention: General Counsel, telephone number (212) 668 0340, Facsimile (212) 208-3558 or such other address as the Insurer shall specify to the Trustee in writing.

This Policy is being issued under and pursuant to, and shall be construed under, the laws of the State of New York, without giving effect to the conflict of laws principles thereof.

The insurance provided by this Policy is not covered by the Property/Casualty Insurance Security Fund specified in Article 76 of the New York Insurance Law.

This Policy is not cancelable for any reason. The premium on this Policy is not refundable for any reason including payment of the Obligations, or provision being made for payment, prior to maturity of the Obligations.

The Insurer’s obligations to make payment under this Policy are irrevocable, absolute and unconditional, irrespective of the value, genuineness, validity, legality or enforceability of the Agreement or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for the amounts Due for Payment hereunder, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance which might constitute a legal or equitable defense to payment of a surety or guarantor, including fraud in the inducement or fraud in the fact. The Insurer hereby expressly waives diligence, presentment, protest and any requirement that the Policyholder exhaust any right, power or remedy or proceed against the Issuer, or against any other person under any other guarantee of, or security for, the Agreement, provided that the Policyholder shall be required to deliver a Demand for Payment as contemplated by this Policy. None of the foregoing waivers shall prejudice any claim Ambac may have, whether directly or as subrogee of the Policyholder, subsequent to making such payment to the Policyholder in accordance with this Policy.

IN WITNESS WHEREOF, the Insurer has caused this Policy to be executed this 21st day of December, 2005.

AMBAC ASSURANCE CORPORATION

Attest:		/s/ Kathleen Drennen	By:		/s/ Michael Babick
	Name:	Kathleen Drennen		Name:	Michael Babick
	Title:	Assistant Secretary		Title:	First Vice President